Exhibit 10.3

FIVE STAR SENIOR LIVING INC.

Summary of Director Compensation

The following is a summary of the currently effective compensation of the Directors of Five Star Senior Living Inc. (the “Company”) for services as Directors, which is subject to modification at any time by the Board of Directors (the “Board”) or the Compensation Committee of the Board, as applicable:

•	Each Independent Director receives an annual fee of $75,000 for services as a Director. The annual fee for any new Independent Director is prorated for the initial year.

•	Each Independent Director who serves as a committee chair of the Board’s Audit Committee, Quality of Care Committee, Compensation Committee or Nominating and Governance Committee receives an additional annual fee of $22,500, $22,500, $12,500 and $12,500, respectively. The committee chair fee for any new committee chair is prorated for the initial year.

•	The Lead Independent Director receives an additional annual cash retainer fee of $17,500 for serving in this role.

•	Each Director receives a grant of 12,500 shares of the Company’s common stock on the date of the first Board meeting following each annual meeting of stockholders (or, for Directors who are first elected or appointed at other times, on the day of the first Board meeting attended).

•	The Company generally reimburses all Directors for travel expenses incurred in connection with their duties as Directors and for out of pocket costs incurred in connection with their attending certain continuing education programs.